EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 11, 2025 relating to the financial statements of Loews Corporation, and the effectiveness of Loews Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP
New York, New York
May 13, 2025